Exhibit 10.3

AMENDMENT NO. 5

TO THE

RUDDICK CORPORATION FLEXIBLE DEFERRAL PLAN

(Amended and Restated July 1, 2009)

By the authority granted the undersigned officer of Harris Teeter Supermarkets, Inc. (f/k/a Ruddick Corporation), this Amendment No. 5 to the Ruddick Corporation Flexible Deferral Plan (“Plan”) is hereby adopted and approved as follows:

1.	The first paragraph of the introduction to the Plan shall be amended and restated in its entirety as follows:

Effective as of the 1st day of January, 2005, Ruddick Corporation (now known as Harris Teeter Supermarkets, Inc.), a corporation duly organized and existing under the laws of the State of North Carolina (the “Controlling Company”), adopted the amended and restated Ruddick Corporation Flexible Deferral Plan (now known as the Harris Teeter Supermarkets, Inc. Flexible Deferral Plan) (“Plan”). This restated Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Code”) and the regulations and other guidance issued thereunder, as in effect from time to time. The restated Plan also includes certain Code Section 409A transitional amendments that were previously approved consistent with the requirements of IRS Notice 2005-1, Q&A-19(c) and Q&A-20 and subsequent guidance. To the extent a provision of the Plan is contrary to or fails to address the requirements of Code Section 409A or related treasury regulations, the Plan shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable treasury regulations until the Plan is appropriately amended to comply with such requirements. The benefits provided under the Plan that are subject to Code Section 409A include benefits earned and vested prior to January 1, 2005.

2.	Section 1.16 of the Plan shall be amended and restated in its entirety as follows:

1.16 Controlling Company means Harris Teeter Supermarkets, Inc. (f/k/a Ruddick Corporation), a North Carolina corporation with its principal place of business in Charlotte, North Carolina.

3.	Section 1.42 of the Plan shall be amended and restated in its entirety as follows:

1.42 Plan means the Harris Teeter Supermarkets, Inc. Flexible Deferral Plan (f/k/a Ruddick Corporation Flexible Deferral Plan), as contained herein and all amendments hereto. For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.

4.	Section 1.47 of the Plan shall be amended and restated in its entirety as follows:

1.47 Ruddick Pension Plan means the Harris Teeter Supermarkets, Inc. Employees’ Pension Plan (f/k/a Ruddick Corporation Employees’ Pension Plan).

5.	Section 1.48 of the Plan shall be amended and restated in its entirety as follows:

1.48 Ruddick Savings Plan means the Harris Teeter Supermarkets, Inc. Retirement and Savings Plan (f/k/a Ruddick Retirement and Savings Plan).

6.	Section 2.1(d) of the Plan shall be amended and restated in its entirety as follows:

(d) Make-Up ARC Contributions. Each Eligible Employee (i) who is not a participant in the Harris Teeter Supermarkets, Inc. Supplemental Executive Retirement Plan (f/k/a Ruddick Supplemental Executive Retirement Plan), and (ii) who is eligible to share in the allocation of automatic retirement contributions under the Ruddick Savings Plan will be eligible to have Make-Up ARC Contributions credited to his Account from and after the date that such individual becomes eligible to share in the allocation of automatic retirement contributions under the Ruddick Savings Plan.

7.	Section 2.1(e) of the Plan shall be amended and restated in its entirety as follows:

(e) Make-Up Pension Contributions. Each Eligible Employee (i) who is not a participant in the Harris Teeter Supermarkets, Inc. Supplemental Executive Retirement Plan and (ii) who incurs a Separation From Service with all Participating Companies and all Affiliates with a vested accrued benefit under the Ruddick Pension Plan will be eligible to have a Make-Up Pension Contribution credited to the Participant’s Account as of the date the Participant incurs a Separation From Service.

8.	The last paragraph of Section 3.7 of the Plan shall be amended and restated in its entirety as follows:

Notwithstanding the above, a Participant shall not be eligible to receive a Make-Up ARC Contribution for a Plan Year if the Participant is also a participant in the Harris Teeter Supermarkets, Inc. Supplemental Executive Retirement Plan for all or a portion of that Plan Year.

9.	The last paragraph of Section 3.8 of the Plan shall be amended and restated in its entirety as follows:

Notwithstanding the above, a Participant shall not be eligible to receive a Make-Up Pension Contribution for a Plan Year if the Participant is also a participant in the Harris Teeter Supermarkets, Inc. Supplemental Executive Retirement Plan for all or a portion of the Plan Year.

10.	Section 3.12(d) of the Plan shall be amended and restated in its entirety as follows:

(d) Make-Up ARC Contributions. Except as provided in subsection (f) hereto, (i) the amount of any Make-Up ARC Contributions computed with respect to the “FDP Deferral Component” (as defined in Section 1.3(i) hereof) credited to a Participant’s Account and the earnings credited with respect thereto will be vested to the same extent that any automatic retirement contributions credited to a Participant’s account in the Ruddick Savings Plan are vested, and (ii) the amount of any Make-Up ARC Contributions computed with respect to the “Excess Considered Pay Component” (as defined in Section 1.3(ii) hereof) credited to a Participant’s Account and the earnings credited with respect thereto will become vested upon a Participant’s attainment of

Retirement Age, or upon the death or Disability of the Participant while employed by a Participating Company and will be subject to reduction for commencement of benefit payments prior to the Participant attaining age 60 as provided in the Harris Teeter Supermarkets, Inc. Supplemental Executive Retirement Plan.

IN WITNESS WHEREOF, this Amendment No. 5 to the Ruddick Flexible Deferral Plan is adopted effective April 2, 2012.

HARRIS TEETER SUPERMARKETS, INC.

By: /S/ JOHN B. WOODLIEF

John B. Woodlief, Executive Vice President
and Chief Financial Officer